EXHIBIT 23



                 CONSENT OF INDEPENDENT AUDITORS



To  The  Board  of Directors of The Reader's Digest  Association,
Inc.:

We consent to incorporation by reference in the registration statements (Registration Nos. 33-37434, 33-56883 and 333-57789)
on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries of our report dated August 18, 1998, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of The Reader's Digest Association, Inc.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP



New York, New York
September 24, 1998